                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              Winston Hotels, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                           [WINSTON HOTELS INC. LOGO]



Dear Holder of Series A Preferred Stock:

We are very pleased to enclose a copy of our recent press release in which we announced record first quarter 1999 results. Please take a moment to review the release.

Also, we have previously sent you proxy material relating to our upcoming Annual Meeting of Shareholders to be held on Tuesday, May 18, 1999, at which we are seeking your approval of a modest amendment on the present restriction on our ability to utilize debt financing in our purchase of hotel properties, by raising the debt ceiling from 45% to 60% of the company's investment in hotel properties, at cost.

Regarding this proposal, we are pleased to report that leading independent institutional proxy advisor Institutional Shareholder Services (ISS), which advises hundreds of the country's largest and most sophisticated institutional investors, recently released its analysis of our proxy to their clients, and recommended they vote in favor of this proposal.

ISS ADVISED THEIR CLIENTS AS FOLLOWS: "WE BELIEVE THAT THIS PROPOSAL WARRANTS SHAREHOLDER SUPPORT. BY INCREASING THE COMPANY'S ABILITY TO USE DEBT FOR FUTURE ACQUISITIONS, THE AMENDMENT WILL IMPROVE THE COMPANY'S COMPETITIVE POSITION AND ABILITY TO EXPLOIT VALUABLE OPPORTUNITIES. THE NEW LIMIT ON INDEBTEDNESS WILL CONTINUE TO PROVIDE A REASONABLE RESTRICTION ON THE COMPANY'S USE OF DEBT. WE RECOMMEND A VOTE FOR ITEM 2."*

We appreciate the fact that this leading independent proxy research and advisory firm concurs with our view that this proposal is in the best interests of the company and our shareholders.

To date, we have not received your proxy for this meeting. Please take a moment to sign, date and return the enclosed duplicate form of proxy in the postage-paid envelope provided.

Your continuing support of your company, its Board and senior management is greatly appreciated.




/s/ Robert W. Winston
Robert W. Winston
Chief Executive Officer

*Permission to quote from the ISS analysis was neither requested nor obtained.

NEWS                              RE:  WINSTON HOTELS, INC.
BULLETIN                               2209 CENTURY DRIVE - SUITE 300
                                       RALEIGH, NORTH CAROLINA 27612   [LOGO]
FROM:                                  www.winstonhotels.com

FRB                                    NYSE: WXH

--------------------------------------------------------------------------------

The Financial Relations Board, Inc.

                          AT WINSTON HOTELS:             AT THE FINANCIAL RELATIONS BOARD (WWW.FRBINC.COM):
FOR FURTHER INFORMATION:  Pat W. Peruso                  Paul Scheeler          Georganne Palffy       Chris Dever
                          Investor Relations Manager     General Information    Analysts/Investors     Media Inquiries
                          pperuso@winstonhotels.com      pas@chi.frbd.com       gcr@chi.frbd.com       cxd@chi.frbd.com
                          (919) 510-8003                 (312) 640-6742         (312) 640-6768         (312) 274-2240


FOR IMMEDIATE RELEASE
THURSDAY, APRIL 29, 1999

             WINSTON HOTELS POSTS RECORD FIRST QUARTER 1999 RESULTS INCLUDING 8.8 PERCENT INCREASE IN FFO PER SHARE TO 37 CENTS

                          ----------------------------

LEASE REVENUE SOARS 45.2% AS BENEFITS EMERGE FROM RAMP-UP IN OCCUPANCY AT TEN
    NEWEST UPSCALE BRAND HOTELS ADDED DURING 1998 AS WELL AS INTERNAL GROWTH
        FROM EXISTING HOTELS; FFO PER SHARE EXCEEDS CONSENSUS ANALYSTS'
                             EXPECTATIONS BY 1 CENT

RALEIGH, N.C.--APRIL 29, 1999--WINSTON HOTELS, INC., (NYSE: WXH), a real estate investment trust and owner of premium limited-service, high-end extended-stay and full-service hotels, today announced results for the first quarter ended March 31, 1999. FFO for the first quarter of 1999 increased 9.8 percent to a record $6.7 million compared with FFO of $6.1 million for the first quarter of 1998. On a per share basis, FFO increased 8.8 percent to $0.37 on 18.1 million weighted average shares outstanding compared with $0.34 on 18.0 million weighted average shares for the same quarter a year ago. Lease revenue increased 45.2 percent to $14.6 million for the first quarter of 1999 as compared with $10.1 million for the first quarter of 1998.


--------------------------------------------------------------------------------------------
                                       SUMMARY OF FIRST QUARTER FINANCIAL HIGHLIGHTS
                                         ($ in thousands, except per share amounts)

                                     THREE MONTHS ENDED MARCH 31,
                                      1999                  1998               CHANGE
Lease Revenue                      $   14,631            $   10,073            +45.2%
FFO                                $    6,694            $    6,098            + 9.8%
FFO per diluted common share       $     0.37            $     0.34            + 8.8%
--------------------------------------------------------------------------------------------



                                     -MORE-

                                                            Winston Hotels, Inc.
                                                                  April 29, 1999
                                                                           Add 1


Bob Winston, Chief Executive Officer, commented: "We're pleased to have posted yet another strong quarter, just ahead of consensus analysts' expectations. The REIT sector is still in the midst of a constrained capital market which does not favor traditional growth by acquisition. However, Winston has a multi-dimensional growth strategy which allows us to apply our management team's dual expertise in both new hotel development and the acquisition of established or newly constructed hotels as market conditions change. In fact, we are currently exploring a number of attractive opportunities which effectively utilize our internal resources, the details of which we look forward to highlighting as transactions are consummated. The flexibility of this approach, coupled with anticipated greater operational efficiencies leveraged across our carefully assembled portfolio of newly developed and like-new hotel assets, means that we should remain well-positioned, especially as occupancy levels ramp up further at the ten new hotels we added in 1998."

Jim Rosenberg, President, added: "The most notable development in the first quarter of 1999 is the significant occupancy and average daily rate increases at our ten newest hotels opened last year, which complements the steady performance of our other 41 hotels. These are all leading Upscale brands -- Hilton Garden Inn, Courtyard by Marriott, Residence Inn by Marriott, and Homewood Suites -- in prime markets with strong demand. We are seeing a meaningfully positive effect from these ten properties, which comprise about one-fifth of our total portfolio that is now weighted about 35 percent toward the top-performing Upscale segment. While striving to maintain all our 51 hotels in like-new condition, we also have one of the youngest median property ages among our peers. Both these elements contribute to the creation of added shareholder value. Industry data shows that newer hotels consistently experience higher-than-average occupancy. These factors, together with our stringent operating criteria and maintenance standards, plus our conservative financial structure, make us confident that our proven strategy of high quality investment, development and management should be increasingly acknowledged by the market."



                                     -MORE-

                                                            Winston Hotels, Inc.
                                                                  April 29, 1999
                                                                           Add 2


PRO FORMA ROOM REVENUE

For the 43 hotels that were open during both quarters ended March 31, 1999 and March 31, 1998, room revenues and related statistics were as follows (note that the Company does not exclude `for sale' or `under renovation' hotels when making these comparisons):

                                                             Quarter Ended March 31,
                                                 -------------------------------------------------
                                                   1999               1998              % Change
                                                   ----               ----              --------

             Room Revenues*                       $ 27.2             $ 25.4                7.1

             Average Daily Rate                   $72.30             $69.99                3.3

             Occupancy                             70.86%             70.96%              (0.1)

             REVPAR                               $51.23             $49.67                3.1

          (* $ in millions)

         Note: The above pro forma statistics include the Raleigh, NC Homewood Suites and the Alpharetta, GA Hilton Garden Inn hotels which were opened on March 9, 1998 and March 17, 1998, respectively. Excluding these two hotels, pro forma REVPAR would have increased 0.7%


The Company's portfolio at March 31, 1999 includes an aggregate total of 51 operating hotel properties with 6,904 rooms in 13 states.


DIVIDEND PERFORMANCE

During the first quarter, Winston Hotels announced its regular quarterly cash dividend of $0.28 per common share. The dividend was paid on April 16, 1999 to common shareholders of record as of March 31, 1999. The regular quarterly dividend is equivalent to $1.12 on an annualized basis. Also in the first quarter, the Company announced its regular quarterly cash dividend to preferred shareholders of record of $0.578125 per share. This dividend was also paid on April 16, 1999 to shareholders of record as of March 31, 1999.



                                     -MORE-

                                                            Winston Hotels, Inc.
                                                                  April 29, 1999
                                                                           Add 3


FORWARD-LOOKING STATEMENTS

This press release contains "forward-looking" statements within the meaning of
Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. You can identify these statements by use of words like "may," "will," "expect," "anticipate," "estimate," or "continue" or similar expressions. These statements represent the Company's judgment and are subject to risks and uncertainties that could cause actual operating results to differ materially from those expressed or implied in the forward-looking statements. From time to time, these risks are discussed in the Company's filings with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and its other periodic reports.


ABOUT THE COMPANY

Raleigh, North Carolina-based Winston Hotels, Inc., is a real estate investment trust specializing in the development, acquisition, and rehabilitation of premium limited-service, high-end extended-stay and full-service hotel properties. With a portfolio increasingly weighted toward the lodging industry's Upscale segment, the Company currently owns 51 operating hotels in 13 states.


        FOR MORE INFORMATION, CALL PAT PERUSO, INVESTOR RELATIONS MANAGER
                   OF WINSTON HOTELS, INC., AT (919) 510-8003.

     FOR MORE INFORMATION ON WINSTON HOTELS TOLL-FREE VIA FAX, SIMPLY DIAL
       1-800-PRO-INFO AND ENTER COMPANY CODE 994 OR THE TICKER SYMBOL WXH
                            ON ANY TOUCH TONE PHONE.

           VISIT THE WINSTON HOTELS WEB SITE AT: WWW.WINSTONHOTELS.COM

                           FINANCIAL TABLES FOLLOW...



                                     -MORE-

                                                            Winston Hotels, Inc.
                                                                  April 29, 1999
                                                                           Add 4


                              WINSTON HOTELS, INC.
                           CONSOLIDATED BALANCE SHEETS
                   ($ IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                 ASSETS
                                                                            March 31, 1999      December 31, 1998
                                                                            --------------      -----------------
                                                                             (unaudited)

Investment in hotel properties:
      Operating properties                                                    $ 436,889             $ 430,552
      Less accumulated depreciation                                              42,879                37,920
                                                                              ---------             ---------
                                                                                394,010               392,632
      Properties under development                                                5,523                 5,229
                                                                              ---------             ---------
         Net investment in hotel properties                                     399,533               397,861
Corporate FF&E, net                                                                 299                   294
Cash                                                                                  5                    33
Lease revenue receivable                                                          8,875                 7,653
Deferred expenses, net                                                            4,486                 3,376
Prepaid expenses and other assets                                                 3,478                 2,939
                                                                              ---------             ---------
               Total Assets                                                   $ 416,676             $ 412,156
                                                                              =========             =========

                                   LIABILITIES AND SHAREHOLDERS' EQUITY

Long-term debt                                                                $  70,751             $  71,000
Due to banks                                                                    110,000               102,085
Accounts payable and accrued expenses                                             4,082                 3,969
Distributions payable                                                             6,795                 6,789
Minority interest in Partnership                                                 14,537                14,888
                                                                              ---------             ---------
               Total liabilities                                                206,165               198,731
                                                                              ---------             ---------

Shareholders' equity:
      Preferred stock, $.01 par value, 10,000,000 shares authorized,
        3,000,000 shares issued and outstanding (liquidation preference of
        $76,734)                                                                     30                    30
      Common stock, $.01 par value, 50,000,000 shares authorized,
        16,333,980 and 16,313,980 shares issued and outstanding                     163                   163
      Additional paid-in capital                                                224,961               224,757
      Unearned compensation                                                        (407)                 (310)
      Distributions in excess of earnings                                       (14,236)              (11,215)
                                                                              ---------             ---------
               Total shareholders' equity                                       210,511               213,425
                                                                              ---------             ---------
               Total liabilities and shareholders' equity                     $ 416,676             $ 412,156
                                                                              =========             =========



                                     -MORE-

                                                            Winston Hotels, Inc.
                                                                  April 29, 1999
                                                                           Add 5


                              WINSTON HOTELS, INC.
                   UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                          Three Months       Three Months
                                                                             Ended              Ended
                                                                         March 31, 1999     March 31, 1998
                                                                         --------------     --------------

Revenue:
      Percentage lease revenue                                              $  14,631          $  10,073
      Interest and other income                                                   117                 49
                                                                            ---------          ---------
                  Total revenue                                                14,748             10,122
                                                                            ---------          ---------

Expenses:
      Real estate taxes and property and casualty insurance                     1,688                979
      General and administrative                                                1,377                659
      Interest                                                                  3,090                531
      Depreciation                                                              4,977              3,158
      Amortization                                                                165                121
                                                                            ---------          ---------
                  Total expenses                                               11,297              5,448
                                                                            ---------          ---------

                  Income before allocation to minority interest                 3,451              4,674
Income allocation to minority interest                                            165                297
                                                                            ---------          ---------

                  Net income                                                    3,286              4,377
Preferred stock distribution                                                    1,734              1,734
                                                                            ---------          ---------

                  Net income applicable to common shareholders              $   1,552          $   2,643
                                                                            =========          =========

Earnings per share:
      Net income per common share                                           $    0.10          $    0.16
                                                                            =========          =========
      Net income per common share assuming dilution                         $    0.10          $    0.16
                                                                            =========          =========
      Weighted average number of common shares                                 16,331             16,224
                                                                            =========          =========
      Weighted average number of common shares assuming dilution               18,069             18,042
                                                                            =========          =========

Funds from operations (1)                                                   $   6,694          $   6,098
                                                                            =========          =========


Funds from operations per common share assuming dilution                    $    0.37          $    0.34
                                                                            =========          =========

EBITDA                                                                      $  11,683          $   8,484
                                                                            =========          =========

EBITDA per common share assuming dilution                                   $    0.65          $    0.47
                                                                            =========          =========

Cash distributions per share:
      Common                                                                $    0.28          $    0.27
                                                                            =========          =========

      Preferred                                                             $0.578125          $0.578125
                                                                            =========          =========


(1) FFO, as defined by NAREIT, is income (loss) before minority interest (determined in accordance with generally accepted accounting principles), excluding gains (losses) from debt restructuring and sales of properties, plus real estate-related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures.



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